DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Rayonier Inc. (the “Company,” “we,” “our” and “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares, no par value. The following description of our common shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our By-Laws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Articles of Incorporation and our Bylaws, as well as the applicable provisions of the North Carolina Business Corporation Act (“NCBCA”), for additional information.

DESCRIPTION OF COMMON SHARES

Authorized Shares
Our Articles of Incorporation authorize us to issue 480,000,000 common shares.
Listing
Our common shares are listed on the New York Stock Exchange under the trading symbol “RYN.”
Dividends
The holders of common shares may receive dividends when and as declared by the board of directors. Dividends may be paid in cash, shares or other form out of legally available funds.
Fully Paid
All outstanding common shares are fully paid and non-assessable. Any additional common shares we issue will also be fully paid and non-assessable.
Voting Rights
The holders of common shares may vote one vote for each share held in the election of directors and on all other matters voted upon by our shareholders. Holders of common shares may not cumulate their votes in the election of directors.
Other Rights
We will notify common shareholders of any shareholders’ meetings according to applicable law. If we liquidate, dissolve or wind-up our business, whether voluntarily or involuntarily, the holders of common shares will share ratably in the assets remaining after we pay our creditors and preferred shareholders, if any. The holders of common shares have no preemptive rights. Common shares are not subject to any redemption provisions and are not convertible into any other securities.
Anti-Takeover Provisions
Certain provisions in our Articles of Incorporation, our Bylaws and the NCBCA could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts.
Limitations on Removal of Directors
Our directors can be removed only for cause. Restricting the removal of directors makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.
Special Meetings of Shareholders
Neither our Articles of Incorporation nor our Bylaws give shareholders the right to call a special meeting of shareholders. Our Bylaws provide that special meetings of shareholders may be called only by our board of directors.
Blank Check Preferred Shares
Our Articles of Incorporation authorizes the issuance of blank check preferred shares. The board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred shares and could issue such shares in either private or public transactions. In some circumstances, the blank check preferred shares could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes.
Amendment of our Bylaws
Our Bylaws may be amended or repealed by our board of directors, including any bylaw adopted, amended or repealed by our shareholders.
North Carolina Shareholder Protection Act
We are subject to provisions of the NCBCA known as The North Carolina Shareholder Protection Act (the “NCSPA”). The NCSPA generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any other entity that beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned more than 20% and is still an affiliate of the corporation) unless the fair price provisions and the procedural provisions of the NCSPA are satisfied.
Under the NCSPA, “business combination” includes (1) any merger, consolidation, or conversion of a corporation with or into any other corporation or other entity, (2) the sale or lease of all or any substantial part of the corporation's assets to any other entity, or (3) any payment, sale or lease to the corporation or any subsidiary thereof in exchange for securities of the corporation of any assets having an aggregate fair market value of $5,000,000 or more.
The NCSPA contains provisions that allowed a corporation to “opt out” of the applicability of the NCSPA’s voting provisions within specified time periods that generally have expired. The NCSPA applies to the Company since we did not opt out within these time periods.